UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2016

YAPPN CORP.

(Exact Name of Small Business Issuer as Specified in Charter)

Delaware	000-55082	27-3448069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Avenue of the Americas, 11th Floor New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Small Business Issuer’s telephone number, including area code:   (888) 859-4441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the small business issuer under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, “Company,” “our company,” “us,” and “our” refer to Yappn Corp. and its subsidiaries, unless the context requires otherwise.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On February 21, 2016, Neil Stiles resigned as Chief Executive Officer. Mr. Stiles’ resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. Mr. Stiles remains as a member of the Company’s Board of Directors. On February 23, 2016, David Lucatch resigned as a member of the Board of Directors and resigned from any position as an officer of the Company or it subsidiaries. Mr. Lucatch resignation did not include any disagreement with the Company on any matter relating to its operations, policies or practices.

Effective February 22, 2016, Edward P. Karthaus was affirmed as appointed as Chief Executive Officer as well as President and was appointed as a member of the Board of Directors to serve until the next annual meeting of shareholders. His biography is below:

Edward P. Karthaus.  Mr. Karthaus, since July of 2014, was the Chief Operating Officer of Teneda Inc., a SaaS omni-channel solution suite and services company. Since June 2014, Mr. Karthaus has provided management consulting for technology, financial services and venture stage companies. Since September 2012, Mr. Karthaus has been Director (from September 2012 through May 2014) and then Advisor (since June 2014) for the Research, Innovation and Commercialization Centre, a Regional Innovation Centre, and is a member of the Ontario Network of Entrepreneurs. From September 2010 through August 2013, Mr. Karthaus was the Chief Operating Officer of Prophix Software, Inc. Mr. Karthaus has a B. Sc. Business Administration from Nathaniel Hawthorne College and completed a Sales Management Program at Queen’s University School of Business.

Concurrent with his appointment, Edward P. Karthaus executed an executive employment agreement in which he will receive an annual salary of $225,000 per year, stock options, and bonus provisions. A copy of the Executive Employment Agreement is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release dated February 22, 2016.
10.1	Executive Employment Agreement between Yappn Corp. and Edward P. Karthaus.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 25, 2016	Yappn Corp.

	By:	/s/ Edward P. Karthaus
Edward P. Karthaus
Chief Executive Officer

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